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                                 EXHIBIT 23.1


                         Consent of Stegman & Company
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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


  We hereby consent to the incorporation by reference in this Form S-3 of Sandy Spring Bancorp, Inc. (the "Company") and Sandy Spring Capital Trust I, of our report, dated January 29, 1999 on the consolidated financial statements of the Company for the year ended December 31, 1998, which appears on page 48 of the Company's 1998 Annual Report to Shareholders included in the Company's annual report on Form 10-K for the year ended December 31, 1998, and to the reference to us under the caption "Experts" in the Prospectus forming a part of the Form S-3.


STEGMAN & COMPANY

/s/ Stegman & Company

Baltimore, Maryland

November 4, 1999